Exhibit 26 (g) iii. a.

AUTOMATIC YRT AGREEMENT

BETWEEN

C.M. LIFE INSURANCE COMPANY,

AND

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

AND

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

(Effective September 1, 1998)

Coverage: VARIABLE UNIVERSAL LIFE / FIRST DOLLAR QUOTA SHARE

Agreement #

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AUTOMATIC YRT

REINSURANCE AGREEMENT

REINSUREDS:	C.M. LIFE INSURANCE COMPANY
of Hartford, Connecticut,

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY
of Springfield, Massachusetts,

REINSURER:	THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
of Fort Wayne, Indiana

ACCEPTED COVERAGES:	Life insurance on policies written by the reinsured on the plans cited in Schedule A: Accepted Coverages.

EFFECTIVE DATE:	September 1, 1998

This Agreement represents the entire contract between the Reinsured and the Reinsurer and supersedes, with respect to its subject, any prior oral or written agreements.

Commencing on the Effective Date, the Reinsurer shall provide reinsurance coverage to the Reinsured subject to the provisions of this Agreement on the basis stated hereinafter in the attached articles and schedules. These articles and schedules, or parts thereof may be changed or modified upon written agreement between the Reinsured and the Reinsurer.

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This is an Agreement for indemnity reinsurance solely between the Reinsured and the Reinsurer. The acceptance of reinsurance under this Agreement shall not create any right or legal relation whatever between the Reinsurer and the insured or any other party.

In witness whereof, this Agreement is hereby executed in good faith by both parties in duplicate:

Signed for THE LINCOLN NATIONAL LIFE INSURANCE COMPANY of Fort Wayne, Indiana, referred to as the Reinsurer in the Agreement.

BY:	/s/ Jim B. Keller	ATTEST:	/s/ Thomas Spurling
TITLE:	VP	TITLE:	Assistant Secretary

DATE:	7/27/98	DATE:	7/27/98

Signed for C.M. Life Insurance Company of Hartford, Connecticut, referred to as the Reinsured in the Agreement.

BY:	/s/ Yek Soan Sy Cheng FSA MAAA	ATTEST:	/s/ Ed Jalowski
	Yek Soan Sy Cheng, FSA, MAAA		Edward Jalowski
	Vice President - Actuarial		Assistant Vice President & Actuary

DATE:	5/22/98	DATE:	5/22/98

Signed for Massachusetts Mutual Life Insurance Company of Springfield, Massachusetts, referred to as the Reinsured in the Agreement.

BY:	/s/ Peter G. Ferris	ATTEST:	/s/ Kenneth A. Morse
	Peter G. Ferris, FSA, MAAA		Kenneth A. Morse
	Second Vice President & Actuary		Director of Reinsurance

DATE:	5/21/98	DATE:	5/21/98

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AUTOMATIC YRT AGREEMENT

BETWEEN

C.M. LIFE INSURANCE COMPANY AND

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

AND

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

TABLE OF CONTENTS

ARTICLE/SCHEDULE	TITLE	PAGE

ARTICLE I	AUTOMATIC REINSURANCE	1

ARTICLE II	PROVISION FOR FACULTATIVE REINSURANCE	2

ARTICLE III	BASIS OF REINSURANCE	3

ARTICLE IV	PREMIUMS	3

ARTICLE V	STANDARD PROVISIONS	4
	A. ERRORS AND OMISSIONS	4
	B. EXPENSES	4
	C. PREMIUM TAX REFUND	5
	D. TERMINATIONS, REDUCTIONS, AND OTHER CHANGES	5
	E. CLAIMS	6
	F. INCREASE IN RETENTION	7
	G. INSPECTION OF RECORDS	8
	H. INSOLVENCY	8
	I. ARBITRATION	9
	J. DAC TAX ELECTION	10
	K. TERMINATION OF AGREEMENT	10
	L. PARTIES TO AGREEMENT	11
	M. AGREEMENT	11

SCHEDULE A	ACCEPTED COVERAGES
SCHEDULE B	REINSURANCE LIMITS
SCHEDULE C	FACULTATIVE SUBMISSION FORM
SCHEDULE D	SPECIAL NET RISK CALCULATIONS
SCHEDULE E	YRT REINSURANCE PREMIUM RATES
SCHEDULE F	REINSURANCE REPORTS
SCHEDULE G	SELECT PREFERRED UNDERWRITING GUIDELINES
SCHEDULE H	DAC TAX SCHEDULE
SCHEDULE I	RETENTION LIMITS
SCHEDULE J	OTHER RIDER LIMITS

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ARTICLE I: AUTOMATIC REINSURANCE

A.	The Reinsured shall automatically cede to the Reinsurer reinsurance of that portion of individual life policies and supplemental benefits as specified in SCHEDULE A of this agreement and the Reinsurer shall automatically accept such reinsurance that meet the following requirements:

1.	The individual risk must be a resident of the United States or Canada.

2.	The individual risk must be underwritten by the Reinsured in accordance with their standard underwriting practices and guidelines. If these guidelines are changed, the Reinsured shall notify the Reinsurer of the change. Qualification of a risk for the special Select Preferred class shall be made in strict accordance with the guidelines shown in SCHEDULE G of this agreement. Risks falling into any other special reinsurance or underwriting programs such as facultative shopping or Automatic Reinsurance Cession (ARC) shall be excluded from this Agreement.

3.	The risk must be .

4.	The mortality rating on each individual risk must not exceed 500% (Table 16 or P), or its equivalent on a flat extra premium basis.

5.	The maximum amount of insurance issued and applied for in all companies on each risk must not exceed the jumbo limit as specified in SCHEDULE B.

6.	On each individual life, the Reinsured shall retain the amounts of insurance as specified in SCHEDULE B.

7.	The maximum amounts of insurance to be automatically reinsured on a life must not exceed the reinsurance limits specified in SCHEDULE B.

B.	Reinsurance which may not be ceded automatically according to the provisions stated in paragraph A of this article, may be submitted to the Reinsurer for facultative consideration as described in ARTICLE II below.

C.	The liability of the Reinsurer for automatically ceded reinsurance shall commence simultaneously with that of the Reinsured. The liability of the Reinsurer for reinsurance ceded automatically shall terminate simultaneously with that of the Reinsured’s liability, or as specified in accordance with the provisions of ARTICLE IV and ARTICLE V below.

D.	The risk shall not have been submitted on a facultative basis to the Reinsurer or any other reinsurer within the last .

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ARTICLE I: AUTOMATIC REINSURANCE

(CONTINUED)

E.	Reinsurer shall not be liable for benefits paid under the Reinsured’s conditional receipt or temporary insurance agreement unless all the conditions for automatic reinsurance coverage are met. The pre-issue liability applies only once on any given life no matter how many receipts were issued or initial premiums were accepted by Reinsured. After a policy is issued, no reinsurance benefits are payable under this pre-issue coverage provision. Reinsurer’s liability under Reinsured’s conditional receipt or temporary insurance agreement is limited to the lesser of i. or ii. below:

i.	The Reinsurance Limits in SCHEDULE B.
ii.	The amount for which the Reinsured is liable less its retention, less any amount of reinsurance with other reinsurers.

ARTICLE II: PROVISION FOR FACULTATIVE REINSURANCE

A.	The Reinsured may submit, on a facultative basis, life insurance risks for plans and eligible policies as set forth in SCHEDULE A of this Agreement if the requirements for automatic reinsurance are not met, or if the requirements for automatic reinsurance are met but it prefers to apply for facultative reinsurance.

B.	A facultative application in substantial accord with SCHEDULE C shall be accompanied by copies of all the Reinsured’s pertinent papers relating to the insurability of the risk. The Reinsurer shall give immediate consideration to a facultative application and as soon as possible notify the Reinsured in writing by telegram, telex or facsimile transmission of its underwriting action.

C.	The Reinsurer shall have no liability on a facultative submission by the Reinsured until an offer to reinsure has been made by the Reinsurer and accepted in writing, (via mail, fax, or e-mail) by the Reinsured. The Reinsurer’s offer shall expire at the earlier of , unless the written offer specifically states otherwise, from the date of the Reinsurer’s offer, or the date the Reinsurer receives notice from the Reinsured of the withdrawal of their application.

D.	The liability of the Reinsurer for reinsurance ceded facultatively shall terminate simultaneously with that of the Reinsured’s liability, or as specified in accordance with the provisions of ARTICLE IV and ARTICLE V below.

Agreement #

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ARTICLE III: BASIS OF REINSURANCE

A.	Life insurance shall be reinsured .

B.	For the purpose of this agreement, except as noted below, the net amount at risk shall be calculated as .

C.	The amount at risk may be determined using actual cash values, account values, tabular values, or by other methods agreeable to the Reinsured and the Reinsurer. SCHEDULE D defines special methods for calculating the net amount at risk different from B. above.

ARTICLE IV: PREMIUMS

A.	Reinsurance premiums shall be paid annually in advance on a policy year basis. Premiums shall be calculated by applying the premium rates per thousand to the net amount at risk as described in ARTICLE III above. The premiums rates per thousand are those specified in SCHEDULE E. The rates in SCHEDULE E shall apply to both automatic and facultative reinsurance within the limits stipulated in SCHEDULE B.

B.             .

C.	PAYMENT OF REINSURANCE PREMIUMS

1.	At the end of each month the Reinsured shall prepare and send to the Reinsurer a statement, in substantial accord with SCHEDULE F, reporting reinsurance premiums due on each new risk and for renewals of policies whose anniversary date falls within the reporting month. Any premium adjustments and refunds due because of terminations, reinstatements, reissues and other changes during the month shall also be listed. New reinsurance shall be reported on the monthly report next following the time that the reinsured policy has been reported as delivered and paid for.

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ARTICLE IV: PREMIUMS

(CONTINUED)

2.	The monthly statement shall be furnished to the Reinsurer within after the end of each month and shall be accompanied by payment of any net amount due the Reinsurer as shown on the statement. If any reinsurance premium is not paid within the allotted time, such payment shall be considered late and the Reinsurer has the right to terminate its liability on the reinsurance risks on the statement by giving written notice to the Reinsured. At the close of the thirty day period following the notice, the Reinsurer’s liability shall terminate for the aforementioned risks. Regardless of these terminations, the Reinsured shall be liable to the Reinsurer for all unpaid reinsurance premiums earned by them.

3.	Terminated risks may be reinstated within sixty days after the effective date of termination by paying in full all of the unpaid reinsurance premiums for the risks in force prior to the termination. The Reinsurer shall not be liable for any claim incurred between the date of termination and reinstatement. The effective date of reinstatement shall be the date on which the Reinsurer receives all required back premiums.

4.	Late payments, as specified in 2 above, shall be subject to a reasonable late payment charge to be determined by the Reinsurer.

5.	The Reinsured or the Reinsurer may exercise at any time the right to offset any debts or credits, liquidated or unliquidated, whether on account of premiums or otherwise, due from either party and their affiliates to the other under this Agreement or under any other Reinsurance Agreement between the two parties. However, this offset is allowed only to the extent permitted by law and regulation in the governing jurisdictions.

ARTICLE V: STANDARD PROVISIONS

A.	ERRORS AND OMISSIONS

.

B.	EXPENSES

The Reinsured shall pay the expense of all medical examinations, inspection fees, and other charges incurred in connection with the issuance of the insurance.

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ARTICLE V: STANDARD PROVISIONS

(CONTINUED)

C.	PREMIUM TAX REFUND

The Reinsurer shall not reimburse the Reinsured for any premium taxes.

D.	TERMINATIONS, REDUCTIONS, AND OTHER CHANGES

1.	If any portion of the Reinsured’s insurance risk is terminated, the reinsurance shall be reduced by a proportionate amount. If there are other reinsurers, each one shall share in the reduction according to its proportion of the total reinsurance.

2.	If a policy reinsured under this Agreement lapses to extended term or paid-up insurance, the Reinsurer shall share in an adjustment in the amount of reinsurance on the policy in the same proportion as the reinsurance amount had to the insurance amount immediately prior to the policy lapsing.

3.	Reinsurance shall be terminated on any policy where the net amount at risk reinsured becomes less than $ .

4.	Reinsurance shall be reinstated automatically if the original insurance is reinstated according to the policy provisions and rules of the Reinsured. The Reinsured shall pay all back reinsurance premiums to the Reinsurer in the same manner as it received insurance premiums under the reinstated policy. If the Reinsured has been requested to reinstate a policy that was originally ceded to the Reinsurer as facultative reinsurance, then the Reinsured shall again submit the case to the Reinsurer for underwriting approval before the reinsurance can be reinstated.

5.	The Reinsured shall notify the Reinsurer of all policy terminations and changes that affect the reinsurance. Unearned reinsurance premiums on such terminations or changes shall be refunded.

6.	Term renewals, term conversions or other contractual or non-contractual replacements or changes in the insurance reinsured under this Agreement, where full underwriting evidence according to the Reinsured’s regular underwriting rules is not required, shall continue to be reinsured with the Reinsurer provided it satisfies the rules and provisions of this Agreement. Such replacements or changes shall be considered continuations of the original insurance and the reinsurance continued using point-in-scale premiums without change to the reinsurance premium rate basis.

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ARTICLE V: STANDARD PROVISIONS

(CONTINUED)

Where full underwriting evidence in accordance with the Reinsured’s regular underwriting rules is obtained, term renewals, term conversions or other contractual or non-contractual replacements of insurance reinsured under this Agreement shall be considered continuations of the original insurance, remaining reinsured under the Agreement using select premium rates in effect for new business under the Agreement at the time, or select premiums rates last in effect if the agreement has been closed to new business.

7.	If the insurance reinsured under this Agreement increases and the increase is subject to new underwriting, the increase shall be handled in the same manner as a new policy and the provisions of ARTICLE I shall apply to the increase in reinsurance. If the increase is not subject to new underwriting evidence, the Reinsurer shall accept automatically the increase in reinsurance, not to exceed the automatic binding limit specified in SCHEDULE B, using a point in scale rate basis.

8.	At the time of a contractual or non-contractual change, the Reinsured’s election to discontinue reinsurance on a risk shall be subject to negotiation with the Reinsurer.

9.	The premium payable to the Reinsurer or premium refunds due to the Reinsured shall be based on the exact number of days of effective insurance coverage upon termination or other change.

E.	CLAIMS

1.	If there is a claim for benefits on a reinsured risk, hereunder, the Reinsured shall send to the Reinsurer copies of the proofs of claim, and any other information the Reinsured may possess pertinent to the claim that the Reinsurer may request.

2.	Payment in settlement of the reinsurance under a claim approved and paid by the Reinsured for a reinsured risk hereunder shall be made by the Reinsurer upon receipt of the claim papers. The Reinsured shall act in good faith in making the settlement of a claim and such settlement made by the Reinsured shall be unconditionally binding upon the Reinsurer whether or not claim payment is made under the strict policy conditions or compromised for a lesser amount.

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ARTICLE V: STANDARD PROVISIONS

(CONTINUED)

3.	If a claim is contestable, the Reinsurer shall be consulted before admission or acknowledgement of the liability is made by the Reinsured. However, such consultation shall not impair the Reinsured’s freedom to determine the proper action on the claim. The Reinsured shall act in good faith in settling the claim and the settlement made by the Reinsured shall still be unconditionally binding on the Reinsurer. The Reinsurer may decline to be a party to the contest, compromise, or litigation involved on a claim, in which case it shall pay the full amount of its share of the claim to the Reinsured. In such case, the Reinsurer shall not share in any expense involved in such contest, compromise, or litigation, nor in any reduction in claim resulting therefrom.

4.	The Reinsurer shall share in the expense of any contest or compromise of a claim in the same proportion that the net amount at risk reinsured with the Reinsurer bears to the total net risk of the Reinsured under all policies on that life being contested or compromised by the Reinsured and shall share in the total amount of any reduction in liability in the same proportion. Routine expenses incurred in the normal settlement of uncontested claims, compensation of salaried officers and employees of the Reinsured and any possible extra-contractual damages shall not be considered claim expenses.

5.	In the event of an increase or reduction in the amount of the Reinsured’s insurance on any policy reinsured hereunder because of a misstatement of age or sex being established after the death of the insured, the Reinsured and the Reinsurer shall share in such increase or reduction in proportion to their respective amounts at risk under such policy.

6.	The Reinsurer shall reimburse the Reinsured for its proportionate share of any interest paid on claims by the Reinsured. Interest shall be calculated from the date of death to the date of remittance to the beneficiary, or if the claim proceeds go under settlement option, from the date of death to the date of the Reinsurer’s remittance to the Reinsured. Adjustment to reinsurance premiums in such case shall be made without interest.

7.	Other than the above, the Reinsurer shall not be liable for punitive, compensatory or other extra-contractual damages arising out of actions or inactions of the representatives or officers of the Reinsured.

F.	INCREASE IN RETENTION

1.	The Reinsured may increase its limit of retention and may elect, subject to the provisions of this article, to continue the reinsurance in force under this Agreement without change, or to reduce all eligible reinsurance in force under this Agreement as set forth below. The increased limit of retention shall be effective with respect to reinsurance which is placed in effect on or after the effective date of the increase subsequent to the Reinsured providing written notice to the Reinsurer of such increase and of its election to either continue or reduce reinsurance on in force business.

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ARTICLE V: STANDARD PROVISIONS

(CONTINUED)

2.

No business shall be eligible for reduction under this article unless the Reinsured kept its maximum retention as set forth in the retention schedule in effect at the time the insurance was issued. The amounts recaptured shall be sufficient to increase the Reinsured’s retention to the new limits. If there are other reinsurers, the reduction on each risk shall be divided according to each reinsurer’s portion of the total reinsurance on the risk. If the reinsurance is reduced on any risk, similar reductions shall be made on all risks eligible for recapture. The effective date of the reduction in reinsurance on a policy eligible for such reduction shall be the latter of the first policy anniversary following the notice to recapture and the         th policy anniversary.

3.	The retention limits of the Reinsured as of the effective date of this Agreement are shown in SCHEDULE I.

G.	INSPECTION OF RECORDS

Upon reasonable notice, and at all reasonable times, the Reinsurer and the Reinsured each shall have the right to inspect and audit, at the offices of the other, all records and procedures relating to reinsurance under this Agreement.

H.	INSOLVENCY

1.	In the event of insolvency of the Reinsured, the Reinsurer’s liability for claims shall continue to be in accordance with the terms of this Agreement. Payment of reinsurance claims shall be made directly to the liquidator, receiver or statutory successor of the Reinsured without diminution because of the insolvency of the Reinsured.

2.	In the event of insolvency of the Reinsured, the liquidator, receiver or statutory successor shall give the Reinsurer written notice of any pending claim and the Reinsurer may, at its own expense, investigate the claim and interpose any defense which it deems available to the Reinsured or its liquidator, receiver or statutory successor. If the Reinsured benefits from the defense undertaken by the Reinsurer, an equitable share of the expenses incurred by the Reinsurer shall be chargeable to the Reinsured as a part of the expense of liquidation.

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ARTICLE V: STANDARD PROVISIONS

(CONTINUED)

3.	. For the purpose of this Agreement, the Reinsurer shall be considered insolvent when it:

a.	Applies for or consents to the appointment of a receiver, trustee, or liquidator of its properties of assets; or

b.	Makes an assignment for the benefit of its creditors; or

c.	Is adjudicated as bankrupt or insolvent; or

d.	Files or consents to the filing of a petition in bankruptcy, seeks reorganization or an arrangement with creditors, or takes advantage of any bankruptcy, dissolution, liquidation, or similar law or statute; or

e.	Becomes the subject of an order to rehabilitate or to liquidate as defined by the insurance code of the jurisdiction of domicile of the Reinsurer.

If the Reinsured elects to terminate reinsurance in the event that the Reinsurer becomes insolvent, the Reinsured shall pay to the Reinsurer a charge, as specified in SCHEDULE J, for each reinsured policy in force as of the date of such termination.

4.	.

I.	ARBITRATION

1.	Any interpretation of this Agreement shall be based on business practices and equity rather than strict law.

2.	To initiate arbitration, either party shall notify the other party by Certified mail of its desire to arbitrate, stating the nature of the dispute and the remedy sought. The party to which the notice is sent shall respond to the notification in writing, within ten (10) days of its receipt.

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ARTICLE V: STANDARD PROVISIONS

(CONTINUED)

3.	Disagreements between the Reinsurer and the Reinsured shall be submitted to three arbitrators who must be officers of other Life insurance companies; however, these arbitrators shall not be employees or former employees of either party to this Agreement or their affiliates. The Reinsurer and the Reinsured shall each appoint one arbitrator and the third shall be selected by these two arbitrators. In the event that either contracting company should fail to choose an arbitrator within thirty days after the other contracting company has given notice of its arbitrator appointment, that contracting company may choose two arbitrators who shall, in turn, choose a third arbitrator before entering arbitration. .

4.

J.	DAC TAX ELECTION

The Reinsured and the Reinsurer make election pursuant to Section 1.8482 (g) (8) of the Income Tax Regulations issued December 1992, under Section 848 of the Internal Revenue Code of 1986, as amended, and agree to the terms stipulated in SCHEDULE H: DAC TAX SCHEDULE.

K.	TERMINATION OF AGREEMENT

1.	This Agreement may be terminated on , or later, with respect to new reinsurance by either party giving written notice to the other at least prior to date such termination shall become effective, except as specified in ARTICLE IV and ARTICLE V of this agreement.

2.	The termination shall become effective on the date specified in the written notice, but not less than after written notice is given.

3.	The Reinsured shall continue to submit and the Reinsurer shall continue to accept business under the provisions of this agreement during the period between the date of written notice and the effective date of termination.

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ARTICLE V: STANDARD PROVISIONS

(CONTINUED)

4.	The provisions of this agreement shall continue to apply after the effective date of termination to all reinsurance that is in force under this agreement on the effective date of termination.

5.	Either party may terminate this Agreement immediately for the acceptance of new reinsurance if one of the parties materially breaches this Agreement, or becomes insolvent.

L.	PARTIES TO AGREEMENT

This is an Agreement for indemnity reinsurance solely between the Reinsured and the Reinsurer. The acceptance of reinsurance under this Agreement does not create any right or legal relation between the Reinsurer and the insured or any other party. The Reinsured agrees that it shall not make the Reinsurer a party to any litigation between a third party and the Reinsured. Additionally, the Reinsured shall not use the Reinsurer’s name concerning the Reinsured’s agreements or transaction with third parties unless the Reinsurer gives prior written approval for the use of its name.

M.	AGREEMENT

This agreement represents the entire contract between the Reinsurer and the Reinsured and supersedes any prior oral or written agreements with respect to its subject.

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SCHEDULE A: ACCEPTED COVERAGES

1. ISSUING COMPANIES: Policies issued by the Massachusetts Mutual Life Insurance Company of Springfield, Massachusetts or C.M. Life Insurance Company of Hartford, Connecticut may be reinsured under this agreement.

2. TYPE OF BUSINESS:         .

3. PLANS OF INSURANCE:         .

4. ELIGIBLE POLICIES:         .

5. RECAPTURE:         .

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SCHEDULE B: REINSURANCE LIMITS

1.	BASIS OF REINSURANCE:

        : The Reinsurer shall participate in a pool of reinsurers         for the first $        insured for eligible plans. The Reinsurer’s share shall be         % of the first $        . The Reinsured will retain        % of the first $        .

        : The reinsurer shall participate in a pool of reinsurers        for the        shown in the Schedule B attachment below for eligible plans. The Reinsurer’s share shall be        % of the        . The Reinsured will retain         % of the        .

2.	JUMBO LIMIT: $ of Life Insurance

3.	AUTOMATIC BINDING LIMIT: $ of the first $

4.	AUTOMATIC ISSUE LIMIT: $

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SCHEDULE B Attachment

Variable Universal Life

Maximum Death Benefit for

		Male				Female
Age	Sex	Class	Maximum Death Benefit	Age	Sex	Class	Maximum Death Benefit

[table deleted]

KEY

M - Male

F - Female

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SCHEDULE C: FACULTATIVE SUBMISSION FORM

[table deleted]

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SCHEDULE D: SPECIAL NET RISK CALCULATIONS

1. For the plans that are level term for twenty years or less or reducing term plans for any period of years, the net amount at risk shall be        .

2. For the Reinsured’s Universal Life type and Variable Life type plans, the net amount at risk shall be        .

3. For the Reinsured’s Enhanced Whole Life plan, the face amount reinsured shall be        .

4. The methods of calculating the net amount at risk described above may not be appropriate under a given plan of insurance. In such cases the net amount at risk shall be a method that is mutually agreeable to both parties.

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SCHEDULE E: YRT REINSURANCE PREMIUM RATES

1.	PREMIUMS FOR STANDARD RISKS - AUTOMATIC & FACULTATIVE ISSUES

        .

The premium rates        , and included as a part of this SCHEDULE:

The premium shall be        .

2.	PREMIUM RATES FOR TABLE RATED RISKS

For life insurance on a risk classified substandard which are assigned a table rating, the reinsurance premium rates per thousand shall be the standard premium rates increased by 25% per table times the standard premium rates specified in paragraph (1) above. (For example, the premium rate for a table 4, or D, risk would be 200% of the standard premium rate.)

3.	PREMIUM RATES FOR RISKS WITH FLAT EXTRAS

For a risk assigned a flat extra premium, the reinsurance premiums determined in accordance with (1) above shall be increased by the following percentages of the flat extra premiums applicable to the initial face amount reinsured:

(1)         % for the first policy year and         % for renewal years if the extra premiums is payable for more than 5 years;

(2)         % for all policy years if the extra premium is payable for 5 or less years.

4.	POLICY FEES

No policy fees shall be paid under this Agreement.

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MassMutual’s Modified 1975-80 Basic Table Extended to Age 110 MALE Issue Age 0 – 45, Policy Years 1-20
[table deleted]
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MassMutual’s Modified 1975-80 Basic Table Extended to Age 110
MALE
Issue Age 46 – 90, Policy Years 1-20

[table deleted]
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MassMutual’s Modified 1975-80 Basic Table Extended to Age 110
FEMALE
Issue Age 0 – 45, Policy Years 1-20

[table deleted]
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MassMutual’s Modified 1975-80 Basic Table Extended to Age 110
FEMALE
Issue Age 46 – 90, Policy Years 1-20

[table deleted]
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SCHEDULE F: REINSURANCE REPORTS

MASSMUTUAL BILLING STATEMENT
[table deleted]
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MASSMUTUAL BILLING STATEMENT
[table deleted]
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MASSMUTUAL BILLING STATEMENT
[table deleted]
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MASSMUTUAL BILLING STATEMENT
[table deleted]
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MASSMUTUAL BILLING STATEMENT
[table deleted]
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MASSMUTUAL BILLING STATEMENT
[table deleted]
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SCHEDULE G: SELECT PREFERRED CLASS UNDERWRITING GUIDELINES

        .

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SCHEDULE G: SELECT PREFERRED CLASS UNDERWRITING GUIDELINES

(CONTINUED)

BUILD CHART – LIFE

MEN & WOMEN – AGES 18 AND OVER

[table deleted]

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SCHEDULE H: DAC TAX SCHEDULE

Section 1.848-2(g) (8) Election The Reinsured and the Reinsurer hereby agree to the following pursuant to Section 1.8482(g)(8) of the Income Tax Regulations issued December 1992, under Section 848 of the Internal Revenue Code of 1986, as amended. This election shall be effective for 1998 and for all subsequent taxable years for which this Agreement remains in effect.

1.	The term “party” shall refer to either the Reinsured or the Reinsurer as appropriate.

2.	The terms used in this Article are defined by reference to Regulation Section 1.848-2 in effect December 1992.

3.	The party with the net positive consideration (or gross premiums and other consideration as applicable) for this Agreement for each taxable year shall capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1).

4.	Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency or as otherwise required by the Internal Revenue Service.

5.	The Reinsured shall submit a schedule to the Reinsurer by May 1 of each year of its calculation of the net consideration for the preceding calendar year. This schedule of calculations shall be accompanied by a statement signed by an officer of the Reinsured stating that the Reinsured shall report such net consideration in its tax return for the preceding calendar year.

6.	The Reinsurer may contest such calculation by providing an alternative calculation to the Reinsured in writing within thirty (30) days of the Reinsurer’s receipt of the Reinsured’s calculation. If the Reinsurer does not so notify the Reinsured, the Reinsurer shall report the net consideration as determined by the Reinsured in the Reinsurer’s tax return for the previous calendar year.

7.	If the Reinsurer contests the Reinsured’s calculation of the net consideration, the parties shall act in good faith to reach an agreement as to the correct amount within thirty (30) days of the date the Reinsurer submits its alternative calculation. If the Reinsured and the Reinsurer reach agreement on an amount of net consideration, each party shall report such amount in their respective tax returns for the previous calendar year. If the parties fail to reach agreement on an amount of net consideration, each party may choose to report their own determination of net consideration on their respective tax returns.

8.	The parties shall list on their federal income tax return for 1998 a DAC Tax schedule specifying that the joint election herein has been made for the reinsurance agreement of which this schedule is a part.

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SCHEDULE I: RETENTION LIMITS

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANIES

[table deleted]

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SCHEDULE J: OTHER          LIMITS

(To be added through a future amendment)